[LETTERHEAD FOR GEMS & MINERALS CORP.]

                                                              September 5, 1996

Mrs. Audrey I. Hayden
240 Hemlock Street
Broomfield, Co. 80020

     RE: Purchase of Mineral Rights for Property in Clear Creek County, Colorado

Dear Mrs. Hayden:

     On behalf of Gems & Minerals Corporation ("Gems"), this letter Purchase Agreement provides for the transfer of equitable title and ownership of the mineral rights and property rights described below to Gems. It is expressly understood that Gems will acquire title and ownership of these mineral rights and property rights subject to confirmation of your legal title to the Property (see below) pursuant to a title insurance commitment from the Clear Creek-Gilpin Abstract & Title Corporation, Georgetown, Colorado. In the event that a title opinion or title commitment questions your legal title to any of the Property to be conveyed and transferred pursuant to this Purchase Agreement, you agree to an equitable adjustment in the terms and compensation to be paid in consideration of the transfer of ownership of the mineral and property rights to Gems & Minerals Corporation. The terms of our purchase agreement are as follows:

     1. Property. Subject to the terms and conditions of that certain Mineral Lease and Option to Purchase dated November 12, 1975, between Audrey I. Hayden (`Seller"), as Lessor, and Gold Developers and Producers, Incorporated, as Lessee, as the same way have been amended and modified (the "Mineral Lease"), the property herein purchased transferred and conveyed consists of all the right, title and interest of Seller in and to all mining claims and mining properties, as well as all of the Seller's right and interest of Lessor under the Mineral Lease, and all of Seller's right, title and interest in and to all mines, minerals, lodes and veins, dips and spurs, dump, plants, fixtures, improvements, water rights and/or any and all other rights, casements, and/or appurtenances whatsoever relating thereto, including, without limitation, all of the exclusive right, title and interest of Seller to mine, extract, explore, develop, mill, beneficiate, store, remove and market all of the minerals, metals, ores, materials of whatsoever nature or sort found either on, in under, upon and/or belonging to or associated with or used or useable in connection with the property, rights and interest or relating in any way to the subsurface of that certain property located in the County of Clear Creek, in the State of Colorado, more fully described in attached Exhibit A (the "Property").

     2. Purchase Price: Extension of Mineral Lease.

          (a) Purchaser agrees to pay and Seller agrees to accept as sufficient good and valuable consideration, the sum of seventy-five thousand ($75,000) dollars as the purchase price for the Property (the "Purchase Price"). Seller hereby further acknowledges receipt of Five Thousand ($5,000) dollars on or about December 21, 1995 as an initial payment made toward the Purchase Price (the "Initial Payment").

Gems & Minerals Corp.
Purchase of Mineral Rights for Property

          (b) Seller hereby acknowledged that, as of the date hereof, all payments under the Mineral Lease are current and Seller forever waives and releases Purchasers and any other parties, including any parties under the Mineral Lease, from any claims for back lease payments. Purchaser further agrees to guarantee to Seller, the payments in the sum of One Thousand ($1,000) dollars per month (the "Monthly Payments") due and owing to Sell under the terms and conditions of the Mineral Lease.

          (c.) On the date upon which the final payment of the Monthly payment is made, Purchaser will pay Seller the Purchase Price less the Initial Payment (the "Final Payment"). Purchaser may, at its option, prepay in whole or in part, the Final Payment at any time without penalty.

     3. Closing: The execution of this Purchase Agreement and the Payment of all monies owed to Seller as set forth in paragraph 2 above shall constitute the closing and consummation of the sale and purchase of the Property, which shall be for all purposes effective to convey equitable title to the Property as of the date of this Purchase Agreement. Full legal title will be conveyed by appropriate deeds and conveyance instructions to Purchaser within ten (10) days from Purchaser's acceptance of evidence of title (see paragraph 4(a) infra). Seller and Purchaser expressly agree that equitable title to all property to be conveyed by this Purchase Agreement will provide Purchaser with all right, title and interest to mine, mill, beneficiate, operate, mortgage, convey, or otherwise deal with the Property with respect to any and all third parties and state or federal governmental entity or representative as the owner of such Property. Seller further agrees that Seller will not in any manner or in any action or omission interfere with these rights of equitable ownership of Purchaser as stated herein, and will cooperate in any manner deemed necessary or appropriate and as may be requested by Purchaser.

     4. Conditions of Closing: The obligations of Purchaser incident to this closing are subject to the following conditions:

     a. Within a reasonable time, not to exceed one hundred twenty (120) days from the date of this Purchase Agreement, Seller shall provide Purchaser with evidence acceptable to Purchaser in the form of a title commitment from the Clear Creek-Gilpin Abstract and Title Corporation, Georgetown, Colorado, confirming that Seller is fully vested with all right, title and interest in and to the Property free and clear of any and all liens and encumbrances other than the Mineral Lease and such other exceptions to title as are acceptable to Purchaser.

     b. Within a reasonable time, not to exceed one hundred twenty (120) days from the date of this Purchase Agreement, Purchaser shall have satisfied itself that the property to be conveyed hereunder includes all of the rights to utilize water rights, under, but not limited to, the Silver Age Loan Mining Claim, U.S. Survey No. 4648 for mining, milling, manufacturing, mechanical, power and other beneficial uses as required by Purchaser and such uses must be acceptable to Purchaser and must not have been abandoned. If prior to the date set forth above, Purchaser, in its sole and absolute discretion, determines that any of the foregoing conditions shall not have been fulfilled, then Purchaser may demand an equitable adjustment in the purchase price and/or other terms and conditions of this Agreement, and failing to reach agreement with Seller or such equitable adjustment, then may declare this Purchase Agreement to be null and void and of not further effect, and convey by quit claim deed all right, title and interest in and to the Property to Seller, and to execute any necessary or appropriate instruments to fully effect such return to Seller.

     5. Remedies: In the event that following the Closing Purchaser shall fail to perform any of its obligations in respect to the payment of any sums due to Seller following the Closing, Seller's sole remedy on account thereof shall be as against the Property (i.e.) the definitive agreement shall be non-recourse to Purchaser) and seller shall be entitled to retain all amounts therefore paid to Seller by Purchaser.

Gems & Minerals Corp.
Purchase of Mineral Rights for Property

     6. Confidentiality: Neither the Seller nor the Purchaser shall disclose to any party the existence or terms of this Purchase Agreement. This obligation shall survive the Closing.

     7. Binding Effect: The foregoing embodies all the terms and conditions of the Purchase Agreement by which title to the Property is and has been transferred this day from Seller to Purchaser.

     8. Counterpart Originals. This Purchase Agreement may be executed in counterpart originals, each of which shall be deemed an original, with the same effect as if the signatures thereto were on the same instrument.

     9. Prior Agreement Void: This Purchase Agreement supersedes any and all agreements(s), in writing or otherwise, between the parties prior to the date of this Purchase Agreement, and all such prior agreements shall be and are null and void and of no force or effect.

     If the foregoing is acceptable to you, kindly indicate by signing and forwarding to the undersigned the enclosed copy of this Purchase Agreement.

                                           Very truly yours,

                                           GEMS & MINERALS CORP.


                                           /s/ Anthony DiMatteo
                                           ------------------------------------
                                           Anthony DiMatteo
                                           Secretary Treasurer of Corporation

ACCEPTED AND AGREED TO THIS
16th DAY OF Sept, 1996


/s/ Audry I. Hayden
----------------------------
AUDREY I. HAYDEN

                  [LETTERHEAD FOR FRANKLIN CONSOLIDATED MINING
                                 COMPANY, INC.]

                                                      September 12, 1996

Mrs. Audrey I. Hayden
240 Hemlock Street
Broomfield, Co. 80020

          RE: Extension of the Mineral Lease and Option to Purchase, dated November 12, 1975, as the same has been amended from time to time (the "Mineral Lease")

Dear Mrs. Hayden:

     Reference is made to that certain Mineral Lease hereinabove referenced, between you and Franklin Consolidated Mining Co., Inc. (the "Company") as a successor in interest to Gold Developers and Producers, Incorporated. Reference is further made to that certain Purchase Agreement, dated September 5, 1996 by an between you and Gems & Minerals Corp. ("Gems") pursuant to which you have agreed to sell your interest in and to the Mineral Lease (the "Hayden Interest") to Gems for an aggregate purchase price of $75,000 (the "Purchase Agreement"). We submit this letter agreement to you to further qualify the relationships of the parties as they relate to the Mineral Lease and the Purchase Agreement.

     The Company hereby acknowledges and consents to the sale of the Hayden Interest to Gems upon the terms and conditions of the Purchase Agreement. In consideration of such consent and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, you hereby agree to extend the term of the Mineral Lease for one year such extended term to expire in December, 1997 (the "Extended Termination Date") Further, the Company agrees to continue to make the required royalty payment of $1,000 to you as per the terms and conditions of the Mineral Lease on or before the 15th day of each month until the Extended Termination Date. In the event that the Company shall default on such payment and Gems shall not have made such payment on behalf of the Company as per its agreements in the Purchase Agreement, then the default provision and cure periods set forth in the Mineral Lease shall apply.

FKCM
Extension of Mineral Lease & Option To Purchase
Page 2

     If the foregoing accurately reflects our understanding, please so indicate by executing this letter agreement in the space so provided.

                                                Very truly yours,


                                                /s/ Robert J. Levin
                                                -------------------------------
                                                Robert J. Levin,
                                                Vice President

RJL:  js

Agreed and Accepted this 16th day
of September, 1996


/s/ Audrey I. Hayden
----------------------------------
Audrey Hayden